Exhibit 14.1

Adopted: 2/20/04

Code of Ethical Conduct

INTRODUCTION

A.G. Edwards strives to be the firm investors think of first when seeking help to achieve their financial objectives. This goal can only be attained if clients trust that A.G. Edwards and its employees operate in a manner that puts the clients' interests first. As a result, and as stated in the firm's Mission Statement, the highest standard of ethical conduct is expected of all A.G. Edwards personnel.

While no code can ever replace the appropriate, thoughtful and ethical behavior of a director, officer or employee, the following Code of Ethical Conduct provides basic principles to help firm representatives recognize a variety of ethical issues and deal with them appropriately. Directors, officers and employees should always rely on professionalism, good judgment, common sense and personal integrity to determine proper conduct in specific situations. Specific questions about the interpretation of this Code should be directed to the Law & Compliance Division.

The Code of Ethical Conduct applies to A.G. Edwards, Inc. and all of its subsidiaries (collectively, “A.G. Edwards”) in the United States and throughout the world.

CONFLICTS OF INTEREST

A “conflict of interest” occurs when an individual's personal interests interfere - or even appear to interfere - in any way with the best interests of A.G. Edwards, its clients, its shareholders or other relevant stakeholders.

A conflict of interest can arise when an employee, officer or director takes actions or has interests that place his or her interests opposite the interests of A.G. Edwards or otherwise make it difficult to perform his or her work at A.G. Edwards objectively and effectively. Such conflicts also may arise when a director, officer or employee - or a member of his or her family - receives improper personal benefits in connection with his or her employment at A.G. Edwards.

Without the approval of A.G. Edwards, every A.G. Edwards director, officer and employee must avoid activities, interests, associations or outside business interests that are conflicts of interest. To ensure compliance with this policy, all officers and employees are required to obtain A.G. Edwards' written approval prior to engaging in any outside business activity, political activity, political contribution, or private investment to the extent provided in A.G. Edwards' policies from time to time. Disclosure and subsequent approval requirements extend to outside interests or activities that existed prior to a director's, an officer's or an employee's affiliation with A.G. Edwards.

When necessary, A.G. Edwards' officers and employees should refer to A.G. Edwards' policy on gifts to and from clients or third parties. They may also contact the Sales Practice group of the Compliance Department to determine the appropriateness of giving or receiving any item of value, including entertainment, lodging, transportation, loans, guarantees of obligations, or other accommodations, under applicable laws and regulations and A.G. Edwards' policies.

Loans from A.G. Edwards to directors and officers are prohibited to the extent prohibited in the Sarbanes-Oxley Act of 2002 or other applicable law or regulation.

CORPORATE OPPORTUNITIES

A.G. Edwards directors, officers and employees owe a duty to A.G. Edwards to advance A.G. Edwards' legitimate interests, to the best of their abilities, when the opportunity arises. Therefore, A.G. Edwards directors, officers and employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position with A.G. Edwards unless approved by A.G. Edwards. Directors, officers and employees are further prohibited from using A.G. Edwards property, information or position at A.G. Edwards for personal gain or to compete with A.G. Edwards.

CONFIDENTIALITY

Directors, officers and employees are obligated to maintain the confidentiality of information entrusted to them by A.G. Edwards, its vendors and/or other employees. Directors, officers and employees must further abide by A.G. Edwards' Privacy Policy as it pertains to the handling of non-public, client information, and must maintain the confidentiality of information concerning other employees that they receive in performing their jobs. Exceptions to the non-disclosure of such information must be authorized by A.G. Edwards' management or mandated by legal or regulatory entities.

No A.G. Edwards representative may provide non-public information to persons or organizations outside A.G. Edwards, including the media, unless authorized to do so. Should an A.G. Edwards representative receive an inquiry from the media, that inquiry should be referred immediately to the Public Relations Group in Corporate Communications. Any inquiry concerning A.G. Edwards' securities should be referred immediately to Investor Relations.

Questions about the confidentiality or materiality of any information should be referred either to the appropriate management or to the Director of Law and Compliance for A.G. Edwards.

These restrictions regarding confidentiality apply to confidential information received by employees or officers prior to their employment with A.G. Edwards and continue after their employment with A.G. Edwards ends.

FAIR DEALING

To remain true to A.G. Edwards' Mission Statement and the “Golden Rule” philosophy that guide A.G. Edwards' actions, every A.G. Edwards director, officer and employee must deal fairly with A.G. Edwards' clients, vendors, competitors and employees. No A.G. Edwards representative should endeavor to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice. The adoption of this Code shall not alter existing legal rights and obligations of A.G. Edwards or its employees, including that employment is “at will” unless specifically agreed to the contrary in writing.

All A.G. Edwards representatives must avoid unfair competitive practices and should comply with all applicable antitrust laws as well as fair-competition laws and regulations. This obligation extends to A.G. Edwards' marketing and advertising materials, which also must comply with all applicable laws, regulations and A.G. Edwards' policies. If a third party should attempt to engage A.G. Edwards or any of its representatives in activities that would violate A.G. Edwards' fair dealing policies, the involved representative(s) should immediately terminate all conversations with the third party in question and report the incident immediately to the Director of Law and Compliance.

When conducting business with other A.G. Edwards representatives, all officers and employees should abide by the Personal Guidelines and Workplace Behavior policies stated in the A.G. Edwards Employee Handbooks.

PROTECTION AND PROPER USE OF COMPANY ASSETS

A.G. Edwards directors, officers and employees must protect A.G. Edwards' assets and ensure their efficient use. They are further obligated to ensure that all of A.G. Edwards' assets are used for legitimate business purposes. These assets include, but are not limited to, A.G. Edwards' physical and intellectual property such as confidential and proprietary information; capital; equipment and facilities; trademarks and service marks; technology; business plans; trade secrets; new ideas, products and services; copyrightable materials; and client and prospective-client lists. Any improper use of A.G. Edwards' assets is prohibited and may be unlawful.

This policy extends to the authorized and appropriate use of intellectual property of other parties.

Any questions about the appropriate use of assets should be directed to the Sales Practice Group of the Compliance Department.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

It is A.G. Edwards' policy that its directors, officers and employees comply with all federal, state, local and international laws (including insider-trading laws) as well as regulations that govern the conduct of its business. This policy extends to full compliance with federal, state and international laws prohibiting money laundering and with the safeguards included in the USA Patriot Act.

As part of A.G. Edwards' commitment to comply with all laws and regulations governing its business conduct, any violations of such laws and regulations, or any actions directed toward another employee in retaliation for reporting of such violations, may result in immediate disciplinary action, up to and including termination, and may result in the reporting of such conduct to governmental, regulatory and/or law enforcement agencies.

INSIDER TRADING

If an employee has material, non-public information relating to A.G. Edwards, it is A.G. Edwards' policy that neither the employee, nor any person related to the employee, may buy or sell securities of A.G. Edwards or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including those of A.G. Edwards' clients or vendors, if an employee has material, non-public information about that company that the employee obtained in the course of his or her employment at A.G. Edwards. Violations of insider-trading laws may be punishable by fines and imprisonment by applicable authorities and termination of employment or other disciplinary action by A.G. Edwards.

Directors and all employees including executive officers are to abide by these same policies in addition to the insider-trading regulations set forth under Section 16(a) of the Securities Exchange Act of 1934.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Any director, officer or employee who believes that he or she has witnessed, or has knowledge of, conduct that is illegal, improper or unethical should report the conduct, using the procedure described in Section 2(A) of the A.G. Edwards Policy on Ethical Behavior and Anti-Retaliation.

Under the policy, A.G. Edwards has established a number of channels to report the suspicion of illegal, improper or unethical conduct, including reporting such conduct to the representative's immediate supervisor, his or her immediate supervisor's manager or the manager of Internal Audit; via an A.G. Edwards toll-free telephone number; or through a written report to a designated A.G. Edwards address.

It is unlawful and a violation of the policies of A.G. Edwards to retaliate against or adversely treat any employee who acted in good faith to satisfy his or her obligations under this policy by reporting conduct he or she believes to be illegal, improper or unethical. A.G. Edwards strictly prohibits such acts. Any act of retaliation or adverse action may result in disciplinary action, including termination of employment.

Company representatives should refer to the A.G. Edwards Policy on Ethical Behavior and Anti-Retaliation or contact their supervisor or the Internal Audit Department if they have any questions.

OTHER POLICIES

A.G. Edwards firmly embraces its responsibility to ensure its financial practices and policies fulfill the obligations to shareholders, clients, employees, governmental entities and regulatory authorities. A.G. Edwards has adopted a Financial Code of Ethical Conduct for individuals serving as Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Controller, Director of Tax and Director of Regulatory Accounting.

WAIVER

Any waiver of this Code of Ethical Conduct for a director or any executive officer may only be made by the Board of Directors or a committee of the Board of Directors and, if made, shall be promptly disclosed to shareholders.